CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1233 to Registration Statement No. 333-122917 on Form N-1A of our report dated August 29, 2019, relating to the consolidated financial statements and financial highlights of the Altegris Futures Evolution Strategy Fund, Altegris Managed Futures Strategy Funds and Altegris GSA Trend Strategy Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended June 30, 2019, and to the references to us under the headings “Consolidated Financial Highlights” and "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm", “Organization and Management of Wholly-Owned Subsidiary” and “Policies and Procedures For Disclosure Of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

October 25, 2019